CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights"  for  Special  Equities  Fund  in  the  John  Hancock  Growth  Funds
Prospectus, "The Fund's Financial Highlights" in the John Hancock Special Equities Fund Class C Shares Prospectus and "Independent Auditors" in the John Hancock Special Equities Fund Class A, Class B and Class C Shares Statement of Additional Information in Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A, No. 2-92548) dated March 1, 1997.

We also consent to the incorporation by reference therein of our report dated December 10, 1996, with respect to the financial statements and financial highlights of the John Hancock Special Equities Fund in the Form N-1A.




                                                     /s/ERNST & YOUNG LLP
                                                        ERNST & YOUNG LLP



Boston, Massachusetts
February 24, 1997